Exhibit 99.1

Item 7 ( c ).   Exhibit 99.1

CANTERBURY PARK HOLDING CORPORATION REPORTS FINANCIAL

RESULTS FOR THE THIRD QUARTER OF 2003

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
November 14, 2003		(952) 496-6429

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX-symbol:ECP) today announced financial results for the third quarter and nine months ended September 30, 2003.

The Company earned net income of $575,547 on revenues of $14,981,550 for the three months ended September 30, 2003, compared to net income of $234,679 on revenues of $12,110,549 for the same period in 2002.  Diluted earnings per share for the third quarter of 2003 were $.14 compared to $.06 for the third quarter of 2002.  For the nine-months ended September 30, 2003, the Company earned net income of $2,008,186 on revenues of $37,339,183, compared to net income of $1,778,722 on revenues of $32,988,522 for the same period in 2002.  Year-to-date diluted earnings per share for 2003 were $.50 compared to $.46 for the same period in 2002.

Revenues for the third quarter increased approximately $2.8 million, a 24% increase compared to the third quarter ended September 30, 2002.  The increase in third quarter revenues is primarily due to a 36% increase in Card Club revenues when compared to the same quarter in 2002, reflecting increased awareness of the Casino games room and the renewed popularity of the Poker room.  In addition, third quarter pari-mutuel revenues increased approximately 11% when compared to the same period in 2002 reflecting increased on-track wagering on live racing.  Operating expenses increased approximately 17% in the three months ended September 30, 2003 compared to the third quarter last year.  The increase was primarily attributable to three factors: an increase in salaries and benefits associated with the increased level of Card Club operations, an increase in insurance costs and utilities expenses, and an increase in costs related to the Company’s legislative efforts to obtain additional gaming authorizations.

Commenting on results, Randy Sampson, Canterbury Park’s President stated, “We are extremely pleased with our results for the third quarter which is traditionally our weakest quarter.  The increasing popularity of our card games has led to yet another record quarter in the Card Club.  In addition, we are proud of the double digit increase in pari-mutuel revenue due to strong growth in our on-track live racing product, reflecting our enhanced marketing programs, favorable summer weather and the return of the nationally recognized Claiming Crown racing event in July.”

“Our best opportunity, however, for long term growth still lies with our plan to seek state legislation to authorize additional gaming,” continued Mr. Sampson.  “Our Racino legislation will be before the Minnesota Senate in the 2004 session, having already passed the full House by a 71-60 margin.  We believe that enacting this bill would enhance horse racing, provide growth opportunities for the Company, and generate significant new tax revenues for state and local governments”.

About Canterbury Park:

Named to Fortune Small Business’ July 2003, 100 Fastest Growing Small Companies List (#19), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 63-day 2003 live race meet began on May 16 and ended on September 1, 2003.  The Company also operates the Canterbury Card Club, the only facility in Minnesota given legislative authority to host “unbanked” card games.  Canterbury Card Club operates 24 hours a day, seven days a week and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games.  In addition, the Company conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.  For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: fluctuations in attendance at the Racetrack, changes in the level of wagering by patrons, continued interest in the unbanked card games offered at the Card Club, legislative and regulatory changes, the impact of wagering products and technologies introduced by competitors; fluctuations in purse fund payments, upward pressure on salary and benefit expense; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002

Operating Revenues	$14,981,550	$12,110,549	$37,339,183	$32,988,522

Operating Expenses	$13,716,910	$11,737,339	$33,593,941	$30,008,001

Income from Operations	$1,264,640	$373,210	$3,745,242	$2,980,521

Non-Operating Income	$12,469	$13,789	$28,242	$19,411

Income Tax Expense	$(701,562)	$(152,320)	$(1,765,298)	$(1,221,210)

Net Income	$575,547	$234,679	$2,008,186	$1,778,722

Basic Net Income Per Common Share	$0.16	$0.07	$0.55	$0.50

Diluted Net Income Per Common Share	$0.14	$0.06	$0.50	$0.46